EXHIBIT 99.6

Execution

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION OR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY OF ANY JURISDICTION, NOR HAS THE SEC OR ANY SUCH STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY PASSED UPON THE MERITS OF THIS OFFERING, NOR IS IT INTENDED THAT THEY WILL. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY CANNOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO “U.S. PERSONS” (AS SUCH TERM IS DEFINED IN REGULATION S, PROMULGATED UNDER THE SECURITIES ACT) UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is dated as of July 10, 2016 (“Effective Date”), by and among Golden Dawn International Limited, a British Virgin Islands company (“Golden Dawn”), SkyPeople International Holdings Group Limited, a Cayman Islands company (“SP International,” and with Golden Dawn, collectively as the “Sellers”), V.X. Fortune Capital Limited, a British Virgin Islands company (“Fortune Capital”), Fancylight Limited, a British Virgin Islands company (“Fancylight”), Yongke Xue (“Xue,” and with Fortune Capital and Fancylight, collectively as the “Parent”), and Future World Investment Holding Limited, a British Virgin Islands company (the “Purchaser”), and Mr. Pei Lei (“Pei”), the sole shareholder of the Purchaser. Sellers, Parent, Purchaser, and Pei are referred individually as the “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, as of the date of this Agreement and immediately prior to the Closing (as defined hereinafter), Golden Dawn will directly own 1,467,079 (pre-split 11,736,626) shares of Common Stock, $0.001 par value (the “Shares”), of SkyPeople Fruit Juice, Inc. (the “Company”), a Florida corporation;

WHEREAS, as of the date of this Agreement and immediately prior to the Closing, SP International will directly own 665,200 (pre-split 5,321,600) Shares;

WHEREAS, SP International directly owns 100% of the equity interests in Golden Dawn;

WHEREAS, Xue directly owns 100% of the equity interests in Fancylight which owns 100% of the equity interest in Fortune Capital which owns 100% of the equity interests in SP International;

WHEREAS, Golden Dawn desires to sell and assign 1,467,079 (pre-split 11,736,626) Shares to Purchaser, and SP International desires to sell and assign 583,772 (pre-split 4,670,176) Shares to Purchaser (collectively “Sellers Shares”), and Purchaser desires to purchase all of the Sellers Shares from Sellers on the terms and conditions set forth in this Agreement (the “Transaction”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parent, the Sellers and the Purchaser agree as follows:

Article I
DEFINITIONS

1.1.        Definitions. Capitalized terms used herein but not defined have the respective meanings given to such terms below.

(a)           “Adjusted Purchase Price” means the product of the PHB Transaction Price multiplied by the Adjustment Ratio.

(b)           “Adjustment Ratio” means the quotient obtained by dividing the Sellers Shares by the number of Shares issued and outstanding at time of the Closing.

(c)            “Based Purchase Price” means product of the Sellers Shares multiplied by the Price Per Share.

(d)           “PHB Transaction Price” means the purchase price for the PHB Transaction provided for in Section 2.5(e) of this Agreement.

(e)           “Price Per Share” means $2.61, which is the volume weighted average closing price for the Shares for the fifteen (15) trading days prior to and including July 8, 2016.

(f)            “Purchase Price” means the greater of the Based Purchase Price or the Adjusted Purchase Price.

Article II
PURCHASE AND SALE

2.1.        The Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Sellers shall sell to the Purchaser and the Purchaser shall purchase from the Sellers, the Sellers Shares as set forth on Schedule A for the Based Purchase Price; provided, however, in the event, the PHB Transaction Price is greater than $8,120,000 (the “Adjustment Event”), the Based Purchase Price will be adjusted upwards to equal the Adjusted Purchase Price. The Parties acknowledge and agree that pursuant to Section 4.1(h), the Purchaser has a right to terminate this Agreement within thirty (30) days upon receipt of a notice from Xue of an Adjustment Event (“Adjustment Notice”) without fault or liability if the PHB Transaction Price is greater than $180,000,000.

2.2.        Deliveries. On or prior to the Closing, the Parties shall deliver or shall cause to be delivered the following:

(a)            within ten (10) days from the Release Date (as hereinafter defined), the Sellers shall deliver the Sellers Shares set forth opposite the name of such Sellers on Schedule A (the “Escrowed Shares”) to Sichenzia Ross Friedman Ference LLP (“Escrow Agent”) in certificated form, together with a medallion guaranteed stock power pursuant to the Escrow Agreement (“Escrow Agreement”), in the form of Exhibit A attached hereto.

(b)           within ten (10) days from the Release Date, the Sellers shall deliver directly to the Purchaser, or his designee, the Voting Agreement described in Section 2.6 of this Agreement and in the form of Exhibit B attached hereto.

(c)           concurrently or promptly following Seller’s deposit of the Sellers Shares with the Escrow Agent, the Purchaser shall deposit the Based Purchase Price into the escrow account with the Escrow Agent pursuant to the Escrow Agreement.

(d)           in the event of an Adjustment Event and Purchaser has not elected to terminate this Agreement, within thirty (30) days prior to the Closing Date, the Purchaser shall deposit the remaining amount of the Purchase Price (less the Based Purchase Price), if any, into the escrow account with the Escrow Agent pursuant to the Escrow Agreement.

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(e)           the Sellers shall deliver to the Escrow Agent written irrevocable instructions (the “Transfer Instructions”) to the transfer agent for the Shares (the “Transfer Agent”) instructing the Transfer Agent to transfer the Escrowed Shares to the Purchaser.

(f)            the Sellers shall deliver to the Escrow Agent an opinion of counsel from the Sellers addressed to the Transfer Agent (the “Transfer Opinion”) to the effect that the Transfer Agent is authorized to transfer the Escrowed Shares to the Purchaser and any such transfer is exempt from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”).

2.3.        Closing. The closing (the “Closing”) of the purchase and sale of the Shares under this Agreement shall occur on a date and time as agreed to by the Parties; provided, however, the Closing shall in no event be less than sixty (60) days following the date after all conditions to the Closing have been satisfied or waived. The date of the Closing is hereinafter referred to as the “Closing Date.”

2.4.        Conditions Precedent to Obligations of Sellers. The obligations of the Sellers to transfer the Sellers Shares to the Purchaser and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction on and as of the Closing Date of each of the following conditions (or Xue’s, as the Sellers’ representative, expressed waiver of such condition in writing except for (b) below):

(a)            The Purchaser has deposited the Purchase Price in the escrow account with the Escrow Agent;

(b)           Release of all Encumbrances (as defined below) from Vandi Investments Limited and COFCO (Beijing) Agricultural Industrial Equity Investment Fund on the Sellers Shares (“Release Event”); and

(c)            The representations and warranties of the Purchaser and Pei set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

(d)           The Company’s board and shareholders have approved both (i) the sale of Pacific Industry Holding Group, Co., Ltd. (“Pacific Industry”), a company incorporated under the laws of the Republic of Vanuatu and wholly-owned subsidiary of the Company, and Belkin Foods Holdings Group Limited (“Belkin Foods”), a British Virgin Islands company and wholly-owned subsidiary of the Company, to Xue or his designee(s) on terms and conditions mutually acceptable to the Company and Xue (“PHB Transaction”), and (ii) the Distribution Agreement (as defined below);

(e)            The Company’s wholly-owned subsidiary, Harmony MN Inc. (“Harmony), a Delaware corporation, will enter into a distribution agreement with Pacific Industry and Belkin Foods, with terms and conditions mutually acceptable to the Company, Xue, and the Purchaser, granting Harmony the right to continue to sell and distribute the products of Pacific Industry, Belkin Foods and their subsidiaries on a non-exclusive basis in China and other parts of the world (the “Distribution Agreement”).

(f)            The Purchaser and Pei have reached a separate financing agreement with Xue that Purchaser and Pei will provide sufficient funds for Xue to purchase Pacific Industry and Belkin Foods from the Company.

(g)            All required governmental or regulatory approvals for the transactions described in Subsections (d) and (e) of this Section have been obtained.

2.5.        Conditions Precedent to Obligations of Purchaser. The obligations of the Purchaser to purchase the Sellers Shares from the Sellers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction on and as of the Closing Date of each of the following conditions (or Purchaser’s expressed waiver of such condition in writing):

(a)            The Sellers have deposited the Sellers Shares into the escrow account with the Escrow Agent;

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(b)           The Sellers have deposited the Transfer Instructions, together with the Transfer Opinion, with the Escrow Agent;

(c)            The Purchaser’s designee(s) as set forth in Schedule B, to be provided by Purchaser to Xue prior to Closing, shall have been elected as directors to the Company’s Board of Directors, to be effective immediately after the Closing;

(d)           The Purchaser’s designee(s) as set forth in Schedule B, to be provided by Purchaser to Xue prior to Closing, shall have been appointed as Chairman and Chief Executive Officer of the Company, to be effective immediately after the Closing;

(e)           The Company’s board and shareholders have approved both (i) the sale of Pacific Industry Holding Group, Co., Ltd. (“Pacific Industry”), a company incorporated under the laws of the Republic of Vanuatu and wholly-owned subsidiary of the Company, and Belkin Foods Holdings Group Limited (“Belkin Foods”), a British Virgin Islands company and wholly-owned subsidiary of the Company, to Xue or his designee(s) on terms and conditions mutually acceptable to the Company and Xue (“PHB Transaction”), and (ii) the Distribution Agreement (as defined below);

(f)            The Company’s wholly-owned subsidiary, Harmony MN Inc. (“Harmony), a Delaware corporation, will enter into a distribution agreement with Pacific Industry and Belkin Foods, with terms and conditions mutually acceptable to the Company, Xue, and the Purchaser, granting Harmony the right to continue to sell and distribute the products of Pacific Industry and Belkin Foods or their subsidiaries on a non-exclusive basis in China and other parts of the world (the “Distribution Agreement”).

(g)           All required governmental or regulatory approvals for the transactions described in Subsections (e) and (f) of this Section have been obtained;

(h)           Evidence satisfactory to the Purchaser that all mortgages, charges, pledges, hypothecs, security interests, assignments, liens (statutory or otherwise), conditional sales contracts or other title retention agreements or arrangements, trust deeds, assignments by way of security, restrictive covenants or other encumbrances or similar interests or instruments of any nature whatsoever, and however arising, or any other arrangements or conditions which, in substance, secures payment or performance of an obligation (collectively the “Encumbrances”) have been removed from the Sellers Shares;

(i)             The Company has filed with the Securities and Exchange Commission (the “SEC”) all reports and other documents required of the Company (the “34 Act Filings”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(j)             The Company has no outstanding comments by the SEC with respect to any of the 34 Act Filings;

(k)           The Shares are listed on NASDAQ Global Market (“NASDAQ”) and are not in violation of the listing requirements of NASDAQ;

(l)             There are no class actions or other material lawsuits filed against the Company;

(m)          The Sellers Shares represent not less than 50.50% of the voting securities of the Company;

(n)           The Company has not issued any preferred stock of the Company;

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(o)           The Company has not issued a stop order to the Company’s transfer agent in connection with this Transaction;

(p)           The representations and warranties of the Sellers and the Parent set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing, as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date); and

(q)           There are no orders, injunctions or decrees by any court of competent jurisdiction or governmental authority prohibiting the consummation of the Transactions or other transactions described in Subsections (e) and (f) of this Section.

2.6.        Voting Agreement. Upon the Release Event, the Parent and Sellers will use their best efforts to cause the Sellers to execute and deliver to the Purchaser the Voting Agreement and Irrevocable Proxy (the “Voting Agreement”), in the form of Exhibit B attached hereto, appointing the Purchaser or the Purchaser’s designee as proxy for the voting of all of the Shares of the Sellers on the matters specified under Section 2.5(e) of this Agreement. The Parties acknowledge and agree that prior to the Release Event, the Sellers and Purchaser shall not execute the Voting Agreement and any such execution of the Voting Agreement prior to the Release Event will be null and void.

2.7.        Escrow. Promptly after the execution of this Agreement by the Parties, the Sellers and the Purchaser shall execute the Escrow Agreement.

2.8.        SEC Reporting Obligations. The Sellers acknowledge and agree that they will consult with their own U.S. legal counsel regarding their individual SEC reporting obligations including, but not limited to, Sellers’ reporting obligation under Section 13(d) of the Exchange Act. On or before the execution of the Voting Agreement, the Sellers and the Parents will cause a copy of this Agreement and the Voting Agreement to be provided to the Company together with any amendments to their Schedule 13D, if any, and will use their best efforts to cooperate with the Company in connection with the Company’s SEC reporting obligations and inquiries from the SEC and/or NASDAQ in connection with this Transaction.

2.9.       Financial Support Covenants. In connection with the PHB Transaction, the Purchaser and Pei agree to negotiate and reach a financing agreement with Xue to provide financing to Xue, on terms, conditions, and amounts acceptable to the Purchaser/Pei and Xue. If the parties can not reach a financing agreement for Xue to obtain sufficient funds to close the PHB Transaction, then this Agreement, Escrow Agreement and Voting Agreement shall automatically be null and void and Escrow Agent shall return the shares and funds back to the Sellers and Purchaser.

2.10.      Other Covenants. Subject to the approval of the Company’s board and shareholders and execution of financing agreement and availability of funds from Purchaser and Pei to complete PHB transaction as provided for in Section 2.9, Xue agrees to use his best efforts to purchase from the Company all of the share capital of Pacific Industry and Belkin Foods on other terms and conditions mutually acceptable to the Company and Xue.

Article III
REPRESENTATIONS AND WARRANTIES

3.1.        Representations and Warranties of the Sellers. The Parent and the Sellers, jointly and severally, hereby makes the following representations and warranties to the Purchaser as of the date of this Agreement and as of the Closing Date:

(a)           Each of the Sellers has full power and authority to enter into this Agreement, the Escrow Agreement and the Voting Agreement (hereinafter the “Transaction Documents”), and to consummate the Transaction. This Agreement and the Transaction Documents have been duly and validly executed and delivered by each of the Sellers and constitutes the legal, valid and binding obligation of each of the Sellers, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors’ rights generally, and by legal and equitable limitations on the availability of specific remedies.

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(b)           The execution, delivery and performance by each of the Sellers of this Agreement, the Transaction Documents, and consummation by each of the Sellers of the Transaction do not and will not: (i) violate the organizational documents of such Sellers, (ii) violate any decree or judgment of any court or other governmental authority applicable to or binding on such Sellers; (iii) violate any provision of any federal or state statute, rule or regulation applicable to each of the Sellers; or (iv) violate any contract to which such Sellers or any of its assets or properties are bound, or conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Sellers is a party. As of the Closing Date, no consent or approval of, or filing with, any governmental authority or other person not a party hereto is required for the execution, delivery and performance by each of the Sellers of this Agreement, the Transaction Documents, or the consummation of the Transaction.

(c)           With respect to the Transaction, (i) each of the Sellers is the sole record and direct beneficial owner of the number of Sellers Shares indicated on Schedule A; (ii) as of the Closing Date, its Sellers Shares are free and clear of any taxes and Encumbrances; (iii) its Sellers Shares, when delivered and paid for in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free from all taxes and Encumbrances; (iv) its Sellers Shares to be delivered are not and will not be as of the Closing Date subject to any transfer restriction, other than the restriction that the Shares have not been registered under the Securities Act and, therefore, cannot be resold unless it is registered under the Securities Act or in a transaction exempt from or not subject to the registration requirements of the Securities Act (the “Permitted Securities Law Restriction”); and (v) upon the transfer of its Sellers Shares to the Purchaser, the Purchaser will acquire good and marketable title, and will be the legal and beneficial owner of such Shares, free and clear of any Encumbrances or transfer restrictions, other than the Permitted Securities Law Restriction.

(d)          Except for the 1,467,079 (pre-split 11,736,626) Shares directly owned by Golden Dawn and 665,200 (pre-split 5,321,600) Shares directly owned by SP International, each of the Sellers do not have rights to become the beneficial owner of the Shares (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, whether or not currently exercisable.

(e)            Each of the Sellers is, or has been during the past ninety (90) days, a 10% or greater shareholder or “affiliate” of the Company, as that term is defined in Rule 144 promulgated under the Securities Act.

(f)            Each of the Sellers is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code) and such Seller, as of the Closing Date, is not, and will not be upon consummation of the sale of the Sellers Shares to Purchaser, in violation of any applicable securities laws of such Seller’s jurisdiction.

(g)           Each of the Sellers is not a “U.S. Person” as defined by Regulation S of the Securities Act.

“A ‘U.S. Person’ is defined by Regulation S of the Securities Act to be any person who is:

(a)           any natural person resident in the United States;

(b)           any partnership or corporation organized or incorporated under the laws of the United States;

(c)            any estate of which any executor or administrator is a U.S. person;

(d)           any trust of which any trustee is a U.S. person;

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(e)            any agency or branch of a foreign entity located in the United States;

(f)             any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

(g)           any partnership or corporation if

(i)	organized or incorporated under the laws of any foreign jurisdiction; and (ii) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited Subscribers (as defined in Section 230.501(a) of the Securities Act) who are not natural persons, estates or trusts.”

(h)           Each of the Sellers acknowledges that such Seller was not in the United States at the time the offer to sell the Sellers Shares was made to the Purchaser and that all substantive negotiations and communications between such Seller and the Purchaser have occurred outside the United States.

(i)           The Sellers Shares owned by each of the Sellers are not subject to any outstanding rights, options, subscriptions, obligations, commitments or other agreements or commitments as of the Closing Date.

(j)           No proceedings relating to the sale of the Sellers Shares are pending or, to the knowledge of the Sellers, threatened before any court, arbitrator or administrative or governmental body that would adversely affect the Sellers’ right to transfer the Sellers Shares to the Purchaser.

(k)          Assuming the accuracy of each of the representations and warranties set forth in Section 3.3 of this Agreement, the offer, sale, and delivery of the Sellers Shares under this Agreement are exempt from the registration requirements of the Securities Act.

(l)          The Purchaser and the Sellers have determined the value of the Shares upon arm’s length negotiations. Each of the Sellers understands that neither Party can give any assurances that the Purchase Price is in fact the fair market value of the Shares.

3.2.        Representations and Warranties of the Parent. The Parent and the Sellers, jointly and severally, hereby make the following representations and warranties to the Purchaser as of the date of this Agreement and as of the Closing Date:

(a)           The Parent has full power and authority to enter into this Agreement, and to consummate the Transaction. This Agreement has been duly and validly executed and delivered by the Parent and constitutes the legal, valid and binding obligation of the Parent, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors’ rights generally, and by legal and equitable limitations on the availability of specific remedies.

(b)           The execution, delivery and performance by the Parent of this Agreement, and consummation by the Parent of the Transaction does not and will not: (i) violate the organizational documents of the Parent (if the Parent is an entity), (ii) violate any decree or judgment of any court or other governmental authority applicable to or binding on the Parent; (iii) violate any provision of any federal or state statute, rule or regulation applicable to the Parent; or (iv) as of the Closing Date, violate any contract to which the Parent or any of its assets or properties are bound, or conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Parent is a party. As of the Closing Date, no consent or approval of, or filing with, any governmental authority or other person not a party hereto is required for the execution, delivery and performance by the Parent of this Agreement, or the consummation of the Transaction.

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3.3.       Representations and Warranties of the Purchaser and Pei. The Purchaser and Pei, hereby jointly and severally represents and warrants to the Sellers and Parent as of the date of this Agreement and as of the Closing Date:

(a)          The Purchaser and/or Pei has full power and authority to enter into this Agreement and Transaction Documents, and to consummate the Transaction. This Agreement and the Transaction Documents have been duly and validly executed and delivered by the Purchaser and/or Pei and constitutes the legal, valid and binding obligation of the Purchaser and/or Pei, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

(b)          The execution, delivery and performance by the Purchaser of this Agreement, the Transaction Documents, and consummation by the Purchaser and/or Pei of the Transaction do not and will not: (i) violate any decree or judgment of any court or other governmental authority applicable to or binding on the Purchaser and/or Pei; (ii) violate any provision of any federal or state statute, rule or regulation which is, to the Purchaser and/or Pei’s knowledge, applicable to the Purchaser and/or Pei; or (iii) violate any contract to which the Purchaser and/or Pei is a party or by which the Purchaser and/or Pei or any of its respective assets or properties are bound. No consent or approval of, or filing with, any governmental authority or other person not a party hereto is required for the execution, delivery and performance by the Purchaser and/or Pei of this Agreement, the Transaction Documents, or the consummation of the Transaction.

(c)          The Purchaser is an “accredited investor” and is aware that the Sellers Shares are subject to restrictions on transfer pursuant to the Securities Act.

(d)          The Purchaser and/or Pei is aware of the Company’s business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Sellers Shares.

(e)           The Purchaser is acquiring the Sellers Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, the Purchaser does not agree to hold the Shares for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(f)           The Purchaser has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

(g)          The Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code) and the Purchaser is not and will not be in violation of any applicable securities laws of the Purchaser’s jurisdiction.

(h)          The Purchaser is not a “U.S. Person” as defined by Regulation S of the Securities Act and is not acquiring the Shares for the account or benefit of a U.S. Person.

“A ‘U.S. Person’ is defined by Regulation S of the Securities Act to be any person who is:

(a)           any natural person resident in the United States;

(b)           any partnership or corporation organized or incorporated under the laws of the United States;

(c)            any estate of which any executor or administrator is a U.S. person;

(d)           any trust of which any trustee is a U.S. person;

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(e)            any agency or branch of a foreign entity located in the United States;

(f)             any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

(g)           any partnership or corporation if

(i)	organized or incorporated under the laws of any foreign jurisdiction; and (ii) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited Subscribers (as defined in Section 230.501(a) of the Securities Act) who are not natural persons, estates or trusts.”

(i)           The Purchaser acknowledges that the Purchaser was not in the United States at the time the offer to purchase the Sellers Shares was received from the Sellers and that all substantive negotiations and communications between the Parent, the Sellers and the Purchaser have occurred outside the United States.

(j)            The Purchaser agrees not to engage in hedging transactions with regard to the Shares.

(k)           Rule 144 promulgated under the Securities Act, which provides a safe harbor for certain limited resales of unregistered securities, is not presently available with respect to the Sellers Shares.

(l)            The Purchaser and the Sellers have determined the value of the Shares upon arm’s length negotiations. The Purchaser understands that neither Party can give any assurances that the Purchase Price is in fact the fair market value of the Shares..

(m)           The Purchaser, and its agents, attorneys and advisors, have conducted their own due diligence on the Company, its past history and current state. They have inspected the 34 Act Filings and no representations were made by the Parent, the Sellers or the Company as to the affairs or viability of the Company, or as to assets, liabilities, or outstanding securities of the Company, and the Purchaser hereby acknowledges and agrees by its execution of this Agreement that the Parent and the Sellers are making no representation in this regard.

3.4.        Excluded Information. The Parties acknowledge that each Party may have, or later come into possession of, non-public information related to the Company that may not be known to the other Parties, and will not be disclosed to the other Parties, which information, in each case may be material to the Company and/or the value of the Shares (collectively the “Excluded Information”). In connection with the purchase of the Sellers Shares by the Purchaser, each Party, on behalf of itself and its affiliates, hereby represents and warrants that: (i) it has decided to enter into the transaction described herein, based on its own independent investigation, notwithstanding its lack of knowledge concerning the Excluded Information; (ii) no Party shall have any liability to any other Party or its affiliates, and such Party, on behalf of itself and its affiliates, waives any and all claims it might have against any other Party or any of such Party’s officers, directors, agents, affiliates, partners, managers or members (the “Releasees”), whether under applicable securities laws or otherwise, with respect to the non-disclosure of the Excluded Information; (iii) no Party nor any of such Party’s affiliates shall sue or assert or maintain, any claim, suit or other proceeding, known or unknown, which such Party or its affiliates may now or in the future have against any Releasees, based upon or relating to the Excluded Information and such Party agrees to indemnify and hold harmless all other Parties from any breach of the foregoing. Each Party hereto acknowledges it has not requested and does not want to receive the Excluded Information and it has had the opportunity to, and did in fact, consult with counsel concerning the sale of the Sellers Shares and the implications of the matters set forth in this Section 3.4.

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Article IV
TERMINATION

4.1.        Termination of Agreement. This Agreement may be terminated:

(a)           at any time prior to the Closing Date by mutual written consent of Xue, as representative of the Parent and the Sellers, and the Purchaser;

(b)           by either Xue, as representative of the Parent and the Sellers, or the Purchaser by written notice to the other Parties, if the Closing has not taken place prior to six months after the Effective Date (the “Expiration Date”), or such later date as Xue and the Purchaser may agree to in writing if the Closing of the Transaction shall not have been consummated by the initial Expiration Date; provided, however, that the right to terminate this Agreement pursuant to this Section 4.1(b) shall not be available to any Party if such Party’s intentional and knowing action or failure to act has been the principal cause of or resulted in the failure of the Closing to take place on or before such date;

(c)            by either Xue, as representative of the Parent and the Sellers, or the Purchaser by written notice to the other Parties, if there shall be any law or regulation that hereafter becomes effective that makes consummation of this Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree permanently enjoining the Purchaser or the Sellers from consummating this Agreement is entered and such judgment, injunction, order or decree shall become final and non-appealable;

(d)           by either Xue, as representative of the Parent and the Sellers, or the Purchaser by written notice to the other Parties, if the conditions to their respective obligations to effect the Transaction shall not have been fulfilled or waived by the Closing Date and if the Party seeking termination is in material compliance with all of its obligations under this Agreement;

(e)            by either Xue, as representative of the Parent and the Sellers, or the Purchaser by written notice to the other Parties, if a condition of its obligation to effect the Transaction shall have become incapable of fulfillment (notwithstanding the efforts of the Party seeking to terminate as set forth in Section 5.1) and shall not have been waived;

(f)           by the Purchaser upon written notice to Xue if the Sellers are unable to deliver, or cause to be delivered, to the Purchaser evidence reasonably satisfactory to the Purchaser that all Encumbrances affecting the Sellers Shares as set forth in Section 5.2 have been released by the Release Date;

(g)           by the Purchaser upon written notice to Xue if the Sellers are unable to execute and deliver the Voting Agreement to the Purchaser by the Release Date;

(h)           by the Purchaser upon written notice to Xue within thirty (30) days upon receipt of an Adjustment Notice if the PHB Transaction Price is greater than $180,000,000; and

(i)             by either Xue, as representative of the Parent and the Sellers, or the Purchaser by written notice to the other Parties, if there shall be any material misrepresentation or breach of warranty by the other Party or any failure by the other Party to perform one or more of its other obligations under this Agreement which are performable on or prior to the Closing Date; and

(j)            by either Xue, as representative of the Parent and the Sellers, or the Purchaser upon thirty (30) days written notice to the other Parties, without fault or liability, if the Sellers fail to close the PHB Transaction due to lack of funding or approval by the board and/or the shareholders of the Company or the Purchaser and Pei fails to provide sufficient funds for Xue to close the PHB Transaction, no matter whether the failure of the funding is due to the Parties inability to reach an agreement of financing terms between Purchaser/Pei and Xue; and

(k)           by either Xue, as representative of the Parent and the Sellers, or the Purchaser upon thirty (30) days written notice to the other Parties, if the Company’s board and/or shareholders failed to approve the PHB Transaction or the PHB Transaction cannot be closed due to any reasons, including but not limited to SEC comment, NASDAQ comment or approval or shareholders lawsuits.

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4.2.        Effect of Termination. If this Agreement is terminated and/or the Transaction is abandoned as described in Section 4.1, this Agreement and the Voting Agreement shall become null and void and of no further force and effect. Upon termination of this Agreement, the Sellers and the Purchaser shall instruct the Escrow Agent in writing to (i) return the Purchase Price to the Purchaser, and (ii) return the Escrowed Shares to the Sellers. Nothing in this Section 4.2 shall be deemed to release any Party from any liability for any willful breach by such Party of the terms and provisions of this Agreement. For the avoidance of doubt, such phrase “willful breach” shall be interpreted throughout this Agreement to mean that the “willfully breaching” Party acted purposely with the conscious object of breaching this Agreement.

Article V
MUTUAL COVENANTS

5.1.        Consummation of Agreement. The Parent, the Sellers, Pei, and the Purchaser will each use its best efforts to achieve the fulfillment of all conditions to each Party’s obligations to closing hereunder so that the Transaction shall be consummated. Except for events that are the subject of specific provisions of this Agreement, if any event should occur that would materially delay or prevent fulfillment of the conditions upon the obligations of any Party hereto to consummate the Transaction, that Party will notify the other of any such event and the Parties will use their respective reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible.

5.2.        Release from Charges. The Parent and the Sellers, jointly and severally, will use its best efforts to remove and/or secure the release of any and all Encumbrances, specifically charges, on its Sellers Shares from Vandi Investments Limited, COFCO (Beijing) Agricultural Industrial Equity Investment Fund, or any other holders on or before a date which is thirty (30) days from the date of this Agreement (the “Initial Release Date”). The Purchaser, at its sole discretion, has a right to extend the Initial Release Date for up to two (2) successive thirty (30) day periods upon written notice to Xue. As used in this Agreement, the term “Release Date” shall mean the Initial Release Date and any applicable extensions granted by the Purchaser pursuant to this Section 5.2. The Sellers shall deliver, or cause to be delivered, to the Purchaser evidence reasonably satisfactory to the Purchaser that all Encumbrances affecting the Sellers Shares have been released by the Release Date. The failure of the Sellers to obtain Release of Encumbrances shall not be considered of a breach of this Agreement if Sellers have made reasonable efforts to such Release.

Article VI
INDEMNIFICATION

6.1.        Obligation Of Parent and Sellers To Indemnify And Reimburse. The Parent, the Sellers and their successors and assigns, jointly and severally, shall indemnify, reimburse, defend and hold harmless the Purchaser and Pei and their successors and assigns from and against any claims, losses, liabilities, damages, causes of action, costs and expenses (including reasonable attorney’s, accountant’s, consultant’s and expert’s fees and expenses) (collectively the “Losses”) resulting from, imposed upon, incurred or suffered by any of them, directly or indirectly, based upon, arising out of or otherwise in respect of (i) any material inaccuracy in or any breach of any representation or warranty of the Parent and/or the Sellers, and (ii) any material breach on the part of the Parent and/or the Sellers of any covenant or agreement set forth in this Agreement.

6.2.       Obligation Of Purchaser To Indemnify And Reimburse. The Purchaser, Pei and their successors and assigns, jointly and severally, shall indemnify, defend and hold harmless the Parent and the Sellers and its successors and assigns from and against any Losses resulting from, imposed upon, incurred or suffered by any of them, directly or indirectly, based upon, arising out of or otherwise in respect of (i) any material inaccuracy in or breach of any representation or warranty of the Purchaser and Pei, and (ii) any material breach on the part of the Purchaser and Pei of any covenant or agreement set forth in this Agreement.

6.3.       Notice. A Party seeking indemnification pursuant to this Article VI (an “Indemnified Party”) shall give prompt notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any Losses, or the commencement of any action, suit or proceeding, in respect of which indemnity is or may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby).

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6.4.       Participation in Defense. The Indemnifying Party shall assume the defense of any action, suit or proceeding involving a third party, at its own expense. In such case, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof, and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof. The Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish, or cause to be furnished, such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

6.5.       Settlement. The Indemnifying Party shall not be liable under this Article VI for any settlement effected without its consent of any claim, litigation or proceedings in respect of which indemnity may be sought hereunder, unless the Indemnifying Party refuses to acknowledge liability for indemnification under this Article VI and/or declines to defend the Indemnified Party in such claim, litigation or proceeding.

6.6.        Limitation of Liability. Each Party’s liability to the other Party under this Agreement shall be limited to the aggregate Purchase Price paid by the Purchaser hereunder.

Article VII
MISCELLANEOUS

7.1.        Entire Agreement; Amendments. The Agreement, together with its exhibits, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the Parties acknowledge have been merged into such documents, exhibits and schedules.

7.2.        Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by Xue, as representative of the Parent and the Sellers, and the Purchaser or, in the case of a waiver, by the Party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

7.3.        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party.

7.4.       No Third-Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

7.5.       Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telex (with correct answer back received), telecopy, or facsimile at the following address or number (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof, or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or on the fifth business day after the date of mailing by United States Postal Service first class mail:

(a)            If to the Parent and/or the Sellers, to:

Yongke Xue

16F, China Development Bank Tower

No.2 Gaoxin 1st RD

Xi’an, P.R. China  710075

Facsimile: 86-29-88377295

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(b)           If to the Purchaser and/or Pei, to:

Future World Investment Holding Ltd.

Attn: Lei Pei

Unit A (7-13), 36/F

One Midtown, 1 Hoi Shing Road

Tsuen Wan, NT Hong Kong

Facsimile: 852-52201676

7.6.        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereunder.

7.7.        Dispute Resolution.

(a)            Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the Parties to such Dispute. Such consultation shall begin immediately after any Party has delivered written notice to any other Party to the Dispute requesting such consultation.

(b)           If the Dispute is not resolved within thirty (30) days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any Party to the Dispute with notice to each other Party to the Dispute (the “Arbitration Notice”).

(c)            The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”) and under its arbitration rule, as then in effect. There shall be three (3) arbitrators. The claimants in the Dispute shall collectively choose one arbitrator, and the respondents shall collectively choose one arbitrator. The Secretary General of the Centre shall select the third arbitrator, who shall be qualified to practice law in the State of New York. If any of the members of the arbitral tribunal have not been appointed within thirty (30) days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the Centre.

(d)           The arbitration proceedings shall be conducted in English and Simplified Chinese/Mandarin, and the final arbitration award will be in English.

(e)            Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

(f)            The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(g)           The arbitrators shall decide any dispute submitted by the Parties to the arbitration tribunal strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law.

(h)           Any Party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(i)            During the course of the arbitration tribunal’s adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

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(j)            The cost of arbitration (including legal, accounting and other professional fees and expenses reasonably incurred by any prevailing party with respect to the investigation, collection, prosecution and/or defense of any claim in the Dispute) shall be borne pro rata by each losing party.

7.8.        Language. The governing version of this Agreement is the English language version. Any translation of this Agreement into Chinese or any other language is for the convenience of the Parties only.

7.9.        Survival. The representations, warranties, and covenants contained herein shall survive the Closing.

7.10.      Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

7.11.      Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the Parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

[signature pages follow]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Sellers:
Golden Dawn International Limited, a British Virgin Islands company

/s/ Yongke Xue
Yongke Xue, Sole Director

SkyPeople International Holdings Group Limited, a Cayman Islands company

/s/ Yongke Xue
Yongke Xue, Sole Director

Parent:

V.X. Fortune Capital Limited, a British Virgin Islands company

/s/ Yongke Xue
Yongke Xue, Sole Director

Fancylight Limited, a British Virgin Islands company

/s/ Yongke Xue
Yongke Xue, Sole Director

/s/ Yongke Xue
Yongke Xue, an individual

Purchaser:

Future World Investment Holding Ltd., a British Virgin Islands company

/s/ Lei Pei
Lei Pei, Sole Director

Pei:

/s/ Lei Pei
Lei Pei

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SCHEDULE A

Sellers	Pre-Split Shares	Shares	Portion of the Purchase Price (%)
Golden Dawn International Limited	11,736,626	1,467,079	71.5351334641083%
SkyPeople International Holdings Group Limited	4,670,176	583,772	28.4648665358917%

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SCHEDULE B

Designee(s) of Purchaser

Position	Name
Chairman	To be determined prior to Closing
President	To be determined prior to Closing
Director(s)	To be determined prior to Closing

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EXHIBIT A

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of July 10, 2016, by and among Golden Dawn International Limited, a British Virgin Islands company (“Golden Dawn”), SkyPeople International Holdings Group Limited (“SP International,” and with Golden Dawn collectively as the “Sellers”), and Future World Investment Holding Limited, a British Virgin Islands company (the “Purchaser”), and Sichenzia Ross Friedman Ference LLP, with an address at 61 Broadway, New York, New York 10006 (the “Escrow Agent”).

RECITALS

WHEREAS, the Sellers, V.X. Fortune Capital Limited, a British Virgin Islands company, Fancylight Limited, a British Virgin Islands company, Yongke Xue, Pei Lei, and the Purchasers have entered into a Stock Purchase Agreement, dated as of July 10, 2016 (the “Stock Purchase Agreement”), pursuant to which Purchaser will purchase from Sellers an aggregate of 2,050,851 (pre-split 16,406,802) shares of common stock, par value $0.001 (the “Escrowed Shares”), of Sky People Fruit Juice, Inc. (the “Company”), a Florida corporation currently listed on NASDAQ (capitalized terms used but not defined in this Agreement shall have the meaning provided in the Stock Purchase Agreement);

WHEREAS, it is an express condition of the Stock Purchase Agreement that (i) Sellers and the Purchaser enter into this Agreement, (ii) Purchaser to deposit with the Escrow Agent by wire the entire purchase price under the Stock Purchase Agreement, and (iii) Seller to deposit, or cause to be deposited, with the Escrow Agent the stock certificates with the accompanying medallion guaranteed stock power for the Escrowed Shares, transfer instruction letter and legal opinion for the Escrowed Shares; and

WHEREAS, the Sellers and the Purchaser have requested that the Escrow Agent hold the Funds (as defined below) and the Escrowed Documents in escrow for the purchase of the Escrowed Shares under the Stock Purchase Agreement until the Escrow Agent receives written instructions from the Sellers and the Purchaser.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

Article I
TERMS OF THE ESCROW

1.1          The Purchaser and each of the Sellers hereby appoint Escrow Agent as escrow agent in accordance with the terms and conditions set forth herein and the Escrow Agent hereby accepts such appointment. The parties hereby agree to establish the Escrow Account with the Escrow Agent whereby the Escrow Agent shall hold the Funds and the Escrowed Documents (as defined below) as contemplated by this Agreement. Only those amounts of the Purchase Price (as defined below) which shall be deposited in the Escrow Account and which have been cleared the banking system and have been collected by the Escrow Agent, are herein referred to as the “Funds.” It is the Purchaser’s obligation to make full deposit, clear the banking system and satisfy the collection of the Funds by Escrow Agent.

1.2          Pursuant to the Stock Purchase Agreement, to secure the obligation of the Purchaser to pay the Purchase Price (as defined in the Stock Purchase Agreement) and of the Sellers to sell the Escrowed Shares, (i) the Purchaser will deposit with the Escrow Agent by wire the Purchase Price, and (ii) each of the Sellers shall deliver, or cause to be delivered, to the Escrow Agent (a) one or more original stock certificates evidencing that number of Escrowed Shares (“Certificates”) set forth opposite the name of such Seller on Schedule A and the accompanying medallion guaranteed stock powers executed in blank, (b) irrevocable instruction letter from the Seller to the Company’s transfer agent identified in Schedule A (“Transfer Agent”) to transfer the Escrowed Shares to the Purchaser, and (c) an opinion of counsel addressed to the Transfer Agent authorizing the Transfer Agent to transfer the Escrowed Shares to the Purchaser, subject to the terms of the Stock Purchase Agreement (collectively the “Escrowed Documents”).

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7.12.        The Purchase Price will be wired by the Purchaser to the Escrow Agent at the following account:

Citibank

New York, NY

A/C of Sichenzia Ross Friedman Ference LLP (IOLA Account)

A/C#: 4974921703

ABA#: 021000089

SWIFT Code: CITIUS33

Ref: spu eSCROW

Upon the Escrow Agent’s receipt of Funds from the Purchaser into its master escrow account for the benefit of the Sellers, it shall advise the Sellers and the Purchaser, or their designated attorney or agent, via electronic mail, of the amount of funds it has received into its master escrow account. The Funds shall be free from any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent shall hold and safeguard the Funds until it is released pursuant to Section 1.6. Notwithstanding the foregoing, if the Funds shall be attached, garnished, or levied upon pursuant to judicial process, or the delivery of funds held in the Funds shall be stayed or enjoined by any court order, or any court order shall be made or entered into affecting the Funds, or any part thereof, the Escrow Agent is hereby expressly authorized to obey and comply with such judicial process or court order, and shall provide the Purchaser and the Sellers as much advance written notice as is reasonably practicable thereof. In the event the Escrow Agent obeys or complies with any judicial process or court order following the Purchaser’s and the Sellers’ receipt of such advance written notice required by the preceding sentence, it shall not be liable to any party hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding the subsequent reversal, modification, annulment, or setting aside of such court order. In such event, the Sellers shall have the right to request the return of Escrowed Documents and the Escrow Agent shall return Escrowed Documents within 5 business days upon Sellers notice.

1.3          The Escrow Agent shall be responsible for safekeeping the Escrowed Documents in a secured safe deposit box. The Escrow Agent shall only be responsible to receive delivery of Escrowed Documents from the Sellers pursuant to the terms of this Agreement. Prior to any delivery, the Sellers shall send instructions to Escrow Agent by email to hkesner@srff.com. The instructions shall include description of the Escrowed Documents to be delivered, time and place of delivery, and method of delivery (including any tracking number used for such delivery). Upon receipt of the delivery, the Escrow Agent will take inventory of all the Escrowed Documents delivered and provide Sellers and Purchaser with a written receipt by electronic mail. The Escrowed Documents shall be placed into a sealed envelope and in a secured bank safe deposit box by the Escrow Agent. The Escrow Agent’s responsibility is to safekeeping of the Escrowed Documents and the release of the Escrowed Documents pursuant to the terms of this Agreement. The Escrow Agent shall not be required to accept any delivery in any form other than as described above and shall not be responsible for any cancellation or delay not caused by the Escrow Agent’s gross negligence or willful misconduct.

1.4          So long as the Escrow Agent holds any Escrowed Documents:

(a)       Subject to any proxy granted by Sellers, the Sellers shall have all voting rights with respect to such Escrowed Documents, including the right to vote such Certificates at any meeting of stockholders and execute written consents as stockholders with respect to such Certificates.

(b)       Any dividends paid on such Certificates in Escrow Agent’s custody shall be paid to the Sellers of such Certificates.

(c)       Shares resulting from stock splits of such Certificates in Escrow Agent’s custody shall be delivered to the Escrow Agent and shall be held pursuant to this Agreement and distributed in connection with the release of the related Certificates to the recipient thereof pursuant to the terms and conditions of this Agreement.

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1.5          The Funds and Escrowed Documents shall be disbursed by the Escrow Agent as follows:

(a)       If the Escrow Agent receives the Release Notice in the form attached hereto as Exhibit A (“Release Notice”) from the Purchaser and the Sellers that the Closing (as defined in the Stock Purchase Agreement) has taken place, then within three (3) Business Days (as defined below) after receipt thereof, the Escrow Agent shall release and deliver the Escrowed Documents to the Transfer Agent concurrently with the disbursement of the Escrow Funds to each of the Sellers based on the amounts and account information set forth in Schedule A.

(b)       If the Escrow Agent receives the Termination Notice in the form attached hereto as Exhibit B (“Termination Notice”) from either the Purchaser or Sellers, that the Stock Purchase Agreement has been terminated pursuant to the provisions of Section 4.1 of the Stock Purchase Agreement, then within five (5) Business Days after receipt thereof, the Escrow Agent shall forward a copy of such notice to both the Sellers and Purchaser. If, within five (5) Business Days after the receipt by the Sellers and Purchaser of such Termination Notice from the Escrow Agent, the Sellers or Purchaser has not objected to the disbursement of the Funds and release of the Escrow Documents, then the Escrow Agent shall disburse to the Purchaser the Fund and shall return the Escrowed Documents to the Sellers. If the Escrow Agent does receive a timely notice from either the Sellers or Purchaser that it objects to the disbursement of any Funds and Escrowed Documents, then the Escrow Agent shall only make disbursements from the Funds and Escrowed Documents, respectively, pursuant to written directions executed by both the Purchaser and the Sellers or as directed by judgment of a court of competent jurisdiction, which judgment has not been appealed within 30 days.

1.6          Escrow Agent hereby agrees and covenants with the parties hereto that it will perform all of its obligations under this Agreement and will not deliver custody or possession of any of the Funds or Certificate/Escrowed Documents to anyone except pursuant to the express terms of this Agreement.

1.7          The Escrow Agent shall be entitled to compensation for its services in the amount of $100, which compensation shall be paid by the Purchaser on the date hereof. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement or the subject matter hereof, then the Escrow Agent shall be compensated by the Purchase for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event by the parties. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law.

1.8          Upon disbursement of the Funds and the Escrowed Documents pursuant to the terms hereunder, the Escrow Agent shall be relieved of further obligations and released from all liability under this Agreement. It is expressly agreed and understood that in no event shall the aggregate amount of payments made by the Escrow Agent exceed the amount of the Funds.

Article II
MISCELLANEOUS

2.1          All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing to the intended recipient as set forth on Schedule A hereto. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile prior to 5:30 p.m. (Eastern Time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile on a day that is not a Business Day or later than 5:30 p.m. (Eastern Time) on any Business Day, (c) the 2nd Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. As used herein, “Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

A-3

2.2          No waiver or any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

2.3          This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and permitted assigns of the parties hereto.

2.4          This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

2.5          From time to time on and after the date hereof, the Sellers and the Purchaser shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

2.6          Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if all parties had prepared the same. Unless otherwise indicated, all references to Articles are to this Agreement.

2.7          The parties hereto expressly agree that this Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of New York. Any action to enforce, arising out of, or relating in any way to, any provisions of this Agreement shall only be brought in a state or Federal court sitting in New York City.

2.8          This Agreement and the rights and obligations hereunder of the Sellers and Purchaser may not be assigned. This Agreement and the rights and obligations hereunder of the Escrow Agent may be assigned by the Escrow Agent, with the prior consent of the Sellers and the Purchaser. The Escrow Agent’s duties hereunder may be altered, amended, modified or revoked only in writing signed by the Sellers, the Purchaser and the Escrow Agent.

2.9          The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as the Escrow Agent while acting in good faith and in the absence of gross negligence, fraud and willful misconduct, and any act done or omitted by the Escrow Agent pursuant to the advice of the Escrow Agent’s attorneys-at-law shall be conclusive evidence of such good faith, in the absence of gross negligence, fraud and willful misconduct.

2.10          The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

2.11          The Escrow Agent shall not be liable in any respect on account of the identity, authorization or rights of the parties executing or delivering or purporting to execute or deliver any documents or papers deposited or called for thereunder in the absence of gross negligence, fraud or willful misconduct.

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2.12          The Escrow Agent shall be entitled to employ such legal counsel and other experts as the Escrow Agent may deem necessary properly to advise the Escrow Agent in connection with the Escrow Agent’s duties hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation; provided that the costs of such compensation shall be borne by the Escrow Agent. The Escrow Agent may act as legal counsel for the Seller(s) and/or Purchaser on matters that are not related to the Company or the transaction contemplated by this Escrow Agreement, from time to time, notwithstanding its duties as the Escrow Agent hereunder. Each of the Sellers and the Purchaser hereto consents to the Escrow Agent in such capacity as legal counsel for the Seller(s) and/or Purchaser on matters that are not related to the Company or the transaction contemplated by this Escrow Agreement and waives any claim that such representation represents a conflict of interest on the part of the Escrow Agent. Each of the Sellers and the Purchaser understand that each party to this Agreement is relying explicitly on the foregoing provision in entering into this Agreement.

2.13          The Escrow Agent’s responsibilities as escrow agent hereunder shall terminate if the Escrow Agent shall resign by giving at least five (5) days written notice (the “Notice Period”) to the Sellers and the Purchaser. In the event of any such resignation, the Purchaser and the Sellers shall appoint a successor Escrow Agent and the Escrow Agent shall deliver to such successor Escrow Agent any escrow funds and other documents held by the Escrow Agent. If no new agent is so appointed within the Notice Period, the Escrow Agent shall return the Funds and Escrowed Documents to the parties from which they were received without interest or deduction.

2.14          If the Escrow Agent reasonably requires other or further instruments in connection with this Agreement or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

2.15          It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the Funds held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent’s sole discretion (1) to retain in the Escrow Agent’s possession without liability to anyone all or any part of said documents or the escrow funds until such disputes shall have been settled either by mutual written agreement of the parties concerned by a final order, decree or judgment or a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings or (2) to deliver the escrow funds and any other property and documents held by the Escrow Agent hereunder to a state or Federal court having competent subject matter jurisdiction and located in the City of New York in accordance with the applicable procedure therefore.

2.16          The Sellers and the Purchaser agree jointly and severally to indemnify and hold harmless the Escrow Agent and its partners, employees, agents and representatives from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance of the Escrow Agent hereunder or the transactions contemplated hereby other than any such claim, liability, cost or expense to the extent the same shall have been determined by final, unappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, fraud or willful misconduct of the Escrow Agent.

2.17          This Agreement may be executed in a number of counterparts, by facsimile, each of which shall be deemed to be an original as of those whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more of the counterparts hereof, individually or taken together, are signed by all the parties.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of date first written above.

SELLERS:

GOLDEN DAWN INTERNATIONAL LIMITED,

a British Virgin Islands company

Yongke Xue, Sole Director

SKYPEOPLE INTERNATIONAL HOLDINGS GROUP LIMITED,

a Cayman Islands company

Yongke Xue, Sole Director

PURCHASER:

FUTURE WORLD INVESTMENT HOLDING LTD.,

a British Virgin Islands company

Lei Pei, Sole Director

ESCROW AGENT:

SICHENZIA ROSS FRIEDMAN FERENCE LLP

By:____________________________________

Name:

Title:

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SCHEDULE A

Escrow Agent:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Attention: Harvey J. Kesner, Esq.

Telephone: (212) 930-9700

Email: hkesner@srff.com

Sellers	Escrowed Shares	Portion of the Purchase Price	Wire Instructions
Golden Dawn International Limited [Address] [Contact Person] [Telephone Number] [Facsimile] [Email]	1,467,079 (11,736,626 pre-split)	71.5351334641083%

SkyPeople International Holdings Group Limited [Address] [Contact Person] [Telephone Number] [Facsimile] [Email]	583,772 (4,670,176 pre-split)	28.4648665358917%

Purchasers:

Future World Investment Holding Ltd.

Attn: Lei Pei

Unit A (7-13), 36/F

One Midtown, 1 Hoi Shing Road

Tsuen Wan, NT Hong Kong

Facsimile: 852-52201676

Email: futureworld678@gmail.com

Company’s Transfer Agent:

Continental Stock Transfer

17 Battery Place

New York, NY 10004

Tel: 212-509-4000

Exhibit A to
Escrow Agreement

RELEASE NOTICE

The UNDERSIGNED, pursuant to the Escrow Agreement, dated as of, [  ], 2016, by and among Golden Dawn International Limited, a British Virgin Islands company (“Golden Dawn”), SkyPeople International Holdings Group Limited, a Cayman Islands company (“SP International,” and with Golden Dawn collectively as the “Sellers”), and Future World Investment Holding Limited, a British Virgin Islands (the “Purchaser”), and Sichenzia Ross Friedman Ference LLP, with an address at 61 Broadway, New York, New York 10006 (the “Escrow Agent”) (the “Escrow Agreement”; capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Escrow Agreement), hereby confirms that the Stock Purchase Agreement closed on [  ], 2016 and that the Escrow Agent is hereby authorized and directed to (i) disburse the Funds to the Sellers pursuant to Schedule A to the Escrow Agreement, and (ii) release the Escrow Documents to the Transfer Agent as identified in Schedule A to the Escrow Agreement.

This Release Notice shall not be effective until executed by the Sellers and Purchaser.

This Release Notice may be signed in one or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the undersigned have caused this Release Notice to be duly executed and delivered as of this [  ] day of [  ], 2016.

SELLERS:

GOLDEN DAWN INTERNATIONAL LIMITED,

a British Virgin Islands company

Yongke Xue, Sole Director

SKYPEOPLE INTERNATIONAL HOLDINGS GROUP LIMITED,

a Cayman Islands company

Yongke Xue, Sole Director

PURCHASER:

FUTURE WORLD INVESTMENT HOLDING LTD.,

a British Virgin Islands company

Lei Pei, Sole Director

Exhibit B to
Escrow Agreement

TERMINATION NOTICE

The UNDERSIGNED, pursuant to the Escrow Agreement, dated as of [  ], 2016, by and among Golden Dawn International Limited, a British Virgin Islands company (“Golden Dawn”), SkyPeople International Holdings Group Limited, a Cayman Islands company (“SP International,” and with Golden Dawn collectively as the “Sellers”), and Future World Investment Holding Limited, a British Virgin Islands (the “Purchaser”), and Sichenzia Ross Friedman Ference LLP, with an address at 61 Broadway, New York, New York 10006 (the “Escrow Agent”) (the “Escrow Agreement”; capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Escrow Agreement), hereby informs the Escrow Agent that the Stock Purchase Agreement was terminated on [  ], 2016.

The Escrow Agent is hereby instructed to return the Funds to the Purchaser and the Escrow Documents to the applicable Sellers pursuant to the terms and conditions of the Escrow Agreement.

This Termination Notice shall not be effective until executed by either the Sellers or Purchaser, or jointly.

This Termination Notice may be signed in one or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the undersigned have caused this Termination Notice to be duly executed and delivered as of this [  ] day of [  ], 2016.

SELLERS/PURCHASER

[  ]

Name

Title

EXHIBIT B

FORM OF VOTING AGREEMENT AND IRREVOCABLE PROXY

VOTING AGREEMENT AND IRREVOCABLE PROXY

This VOTING AGREEMENT AND IRREVOCABLE PROXY (the “Agreement”) is made as of [  ], 2016 (the “Execution Date”), by and among Golden Dawn International Limited, a British Virgin Islands company (“Golden Dawn”), SkyPeople International Holdings Group Limited, a Cayman Islands company (“SP International,” and with Golden Dawn collectively as the “Sellers”), and Future World Investment Holding Limited, a British Virgin Islands Company (the “Purchaser” or “Proxy”).

RECITALS

WHEREAS, Sellers beneficially owns 2,050,851 shares of the issued and outstanding shares of common stock, par value $.001 per share (the “Common Stock”), of SkyPeople Fruit Juice, Inc. (the “Company”), a Florida corporation (“Proxy Shares”); and

WHEREAS, the Sellers, V.X. Fortune Capital Limited, Fancylight Limited, a British Virgin Islands company, Yongke Xue, Pei Lei, and the Purchasers have entered into a Stock Purchase Agreement, dated as of July 10, 2016 (the “Stock Purchase Agreement”), pursuant to which Purchaser will purchase from Sellers all of the Proxy Shares pursuant to the terms and conditions set forth in the Stock Purchase Agreement (capitalized terms used but not defined in this Agreement shall have the meaning provided in the Stock Purchase Agreement);; and

WHEREAS, it is an express condition of the Stock Purchase Agreement that Sellers and the Purchaser enter into this Agreement; and

WHEREAS, the Purchaser desires to establish certain rights and obligations regarding its status as Proxy with respect to the Proxy Shares.

NOW, THEREFORE, in consideration of the recitals set forth hereinabove and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, each of the parties hereto, intending legally to be bound, hereby agrees as follows:

AGREEMENT

1.         Incorporation of Recitals. The parties to this Agreement hereby agree and acknowledge that all of the Recitals set forth hereinabove are true, complete, and correct in every respect and hereby incorporate said Recitals into this Agreement by this reference.

2.         Representations of Sellers. Each of the Sellers hereby represents and warrants to the Proxy that it: (a) has full power to enter into this Agreement and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement, and (b) will not take any action inconsistent with the purposes and provisions of this Agreement.

3.         Scope of Agreement. This Agreement shall govern the vote of the Proxy Shares by the Proxy with respect to any and all matters concerning a shareholder vote in respect of the Proxy Shares, whether at a meeting or pursuant to written consent or otherwise, in connection with the PHB Transaction and the Distribution Agreement. Unless terminated as hereinafter provided or pursuant to Stock Purchase Agreement, this Agreement shall remain in effect without regard to any action taken by either of the Sellers. This Agreement pertains to voting rights with respect to the Proxy Shares and does not confer on the Proxy cash or stock dividends, distributions, disposition of Proxy Shares or proceeds from the sale or other disposition of Proxy Shares.

4.         Changes in Capital Stock. In the event that subsequent to the date of this Agreement any shares of capital stock or other securities the Company are issued on, or in exchange for, any of the Proxy Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification, exchange, merger or consolidation or otherwise involving the Company, such shares of capital stock or other securities shall be deemed to be Proxy Shares for purposes of this Agreement.

5.         Voting of Proxy Shares. Each of the Sellers agrees and covenants that at any meeting of the shareholders of the Company and/or in connection with any corporate action by the shareholders of the Company to be taken in connection with the PHB Transaction and the Distribution Agreement, all of their respective shares of the Proxy Shares shall be voted by the Proxy, or its designee, in the manner and to the effect determined by said Proxy in its sole and absolute discretion as it relates to the PHB Transaction. To be clear, Sellers have their full rights to vote or attempt to vote any of their respective shares of the Proxy Shares, or otherwise exercise or attempt to exercise any voting or other approval rights of any of their respective shares of the Proxy Shares for any matters of the Company other than the matter of PHB Transaction and the Distribution Agreement.

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6.         Irrevocable Proxy.

(a)            In order to give effect to and in furtherance of the agreements and covenants set forth in Section 5 of this Agreement, each of Sellers hereby irrevocably constitutes and appoints Proxy, as proxy for each of the Sellers, as the case may be, with full power of substitution, for and in the name and on behalf of each of the Sellers, as the case may be, to vote any and all of their respective shares of Proxy Shares with regard to any question, action, resolution, or other matter presented to the shareholders of the Company for vote or approval in connection with the PHB Transaction. Proxy shall vote said Proxy Shares in such manner and to such effect as it may determine in its sole and absolute discretion. The proxy granted hereby shall remain in effect for so long as and at all times that this Agreement shall remain in effect and shall terminate immediately and automatically only upon the termination of this Agreement in accordance with the provisions hereof. The proxy granted hereby is irrevocable and is coupled with an interest, as provided in Section 607.0722(5) of the Florida Business Corporation Act.

(b)           Proxy hereby accepts his appointment as proxy of each of the Sellers, pursuant to Subsection 6(a) of this Agreement. Other than as specifically set forth herein, the Proxy shall have no other rights with respect to the Proxy Shares.

7.         No Liability. Neither Party shall be liable to the other Party for the voting of the Proxy Shares by the Proxy under this Agreement.

8.         Termination. This Agreement shall automatically terminate upon the earliest to occur of the occurrence of any one of the following events:

(a)            the termination of the Stock Purchase Agreement;

(b)           the date upon which Sellers no longer beneficially owns the Proxy Shares; or

(c)            the termination of this Agreement by the Proxy.

9.         Successor Proxy. In the event that the Proxy is unable or unwilling to serve as the Proxy, a successor Proxy may be appointed by the Proxy at tis discretion.

10.         Legend. Upon execution of this Agreement, each of the Sellers hereby acknowledges and agrees that all certificates for the shares of Proxy Shares may, but need not, be imprinted by the Proxy with notice of this Agreement and the irrevocable proxy set forth herein.

11.         Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to rules regarding choice of law. EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN PALM BEACH COUNTY, FLORIDA FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM.

12.         Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors, assigns and transferees.

13.         Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto, notwithstanding that all the parties are not signatories to the original or same counterpart.

14.         Amendment or Modification. This Agreement may be altered, modified or amended only by the unanimous consent, in writing, of the parties subject hereto, either now or hereafter. Any such modification must be signed by each party to this Agreement.

15.         Entire Agreement. Subject to the Stock Purchase Agreement, this Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, among the parties hereto with respect to such subject matter.

16.         Enforceability. The parties expressly agree that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against each of the parties hereto. If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of this Agreement and this Agreement shall continue in all respects to be valid and enforceable and shall be construed so as to best give effect to the purposes and intents hereof.

17.         References. Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require.

[signature pages follow]

B-2

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Sellers:

Golden Dawn International Limited,
a British Virgin Islands company

Yongke Xue, Sole Director

SkyPeople International Holdings Group Limited,
a Cayman Islands company

Yongke Xue, Sole Director

Purchaser:

Future World Investment Holding Ltd.,
a British Virgin Islands company

Lei Pei, Sole Director

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IRREVOCABLE PROXY

The undersigned hereby irrevocably constitute and appoint Future World Investment Holding Limited, a British Virgin Islands Company (the “Proxy”) as proxy for the undersigned, with full power of substitution, for and in the name and on behalf of the undersigned, to vote, or to execute and deliver written consents or otherwise act with respect to, in his sole and absolute discretion, any and all shares of capital stock of SkyPeople Fruit Juice, Inc. (the “Company”), a Florida corporation, now owned or to be owned by the undersigned (and any shares or other securities that may hereafter be issued on, or in exchange for, any such shares or other securities of the Company) as fully, to the same extent and with the same effect as the undersigned, its attorney and proxy or its substitute might or could lawfully do with respect to any question, action, resolution, or other matter presented to the shareholders of the Company (or its successor) for approval, whether at any annual or special meeting of the Company’s shareholders or otherwise, as it relates to (i) the sale of Pacific Industry Holding Group, Co., Ltd. (“Pacific Industry”), a company incorporated under the laws of the Republic of Vanuatu and wholly-owned subsidiary of the Company, and Belkin Foods Holdings Group Limited (“Belkin Foods”), a British Virgin Islands company and wholly-owned subsidiary of the Company, to Yongke Xue (“Xue”) or his designee(s), and (ii) the distribution right granted to Harmony MN Inc. (“Harmony), a Delaware corporation, by Pacific Industry and Belkin Foods, to allow Harmony the right to continue to sell and distribute the products of Pacific Industry and Belkin Foods or their subsidiaries on a non-exclusive basis in China and other parts of the world following the PHB Transaction.

This Irrevocable Proxy is given pursuant to a Voting Agreement and Irrevocable Proxy, dated as of [  ], 2016, among the undersigned and the Proxy (the “Voting Agreement”), and as such is irrevocable and coupled with an interest as provided by Section 607.0722(5) of the Florida Business Corporation Act. This Irrevocable Proxy shall remain in full force and effect from the date hereof until such Voting Agreement is terminated in accordance with the terms thereof.

IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy as of the [  ] day of [  ], 2016.

Golden Dawn International Limited,
a British Virgin Islands company

Yongke Xue, Sole Director

SkyPeople International Holdings Group Limited,
a Cayman Islands company

Yongke Xue, Sole Director

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